UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

______________

FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 18, 2013
ASHLAND INC.
(Exact name of registrant as specified in its charter)

Kentucky
(State or other jurisdiction of incorporation)

1-32532	20-0865835
(Commission File Number)	(I.R.S. Employer Identification No.)

50 E. RiverCenter Boulevard
P.O. Box 391
Covington, Kentucky  41012-0391
Registrant’s telephone number, including area code (859) 815-3333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 18, 2013, Stephen F. Kirk, former Senior Vice President and Chief Operating Officer of The Lubrizol Corporation, was elected to serve as Director in Class I on the Board of Directors of Ashland Inc. (“Ashland” or the "Company") effective immediately.  In connection with Mr. Kirk’s election and pursuant to Ashland’s By-laws, the Board increased the number of directors to 12. Mr. Kirk will serve on the Board’s Audit Committee and Governance and Nominating Committee, and he will enter into Ashland’s standard Director Indemnification Agreement.

Ashland management and representatives of JANA Partners LLC, Ashland’s second-largest shareholder, discussed potential new director candidates to be added to Ashland's Board of Directors.  After consideration of the potential director candidates by Ashland’s Governance and Nominating Committee and the full Board of Directors, the Governance and Nominating Committee and the Board approved the nomination and election of Mr. Kirk as a Class I director.  Mr. Kirk will stand for election with the other Class I directors at the Company’s 2014 annual meeting of shareholders.  JANA Partners LLC has advised Ashland that it will support the Company’s slate of directors, including Mr. Kirk, at the 2014 annual meeting of shareholders.

The election of Mr. Kirk to Ashland’s Board of Directors is discussed in more detail in the news release attached hereto as Exhibit 99.1, which is incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits
(d)	Exhibits
99.1	News Release dated November 18, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHLAND INC.
(Registrant)

November 18, 2013	/s/ Peter J. Ganz
Peter J. Ganz
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

99.1	News Release dated November 18, 2013.